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                                                                    Exhibit 23.2

                               Consent of KPMG LLP

The Board of Directors
CrossWorlds Software, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of CrossWorlds Software, Inc. of our report dated January 24, 2001, relating to the consolidated balance sheets of CrossWorlds Software, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2000, and the related financial statement schedule which report appears in the December 31, 2000, annual report on Form 10-K of CrossWorlds Software, Inc.

Mountain View, California
October 26, 2001

                                                /s/ KPMG LLP